Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS
THOUSAND OAKS, Calif. (February 7, 2022) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2021 versus comparable periods in 2020. Key results include:
•For the fourth quarter, total revenues increased 3% to $6.8 billion in comparison to the fourth quarter of 2020, driven by increased Other Revenue from the Eli Lilly and Company (Lilly) COVID-19 manufacturing collaboration. Product sales decreased 1% globally for the fourth quarter.
◦Volumes grew double-digits for a number of products including Prolia® (denosumab), MVASI® (bevacizumab-awwb), Repatha® (evolocumab) and EVENITY® (romosozumab-aqqg).
•For the full year, total revenues increased 2% to $26.0 billion driven by increased Other Revenue from the Lilly collaboration. Product sales for the full year were flat versus 2020 with 7% growth in unit volumes offset by a 7% decline in net selling price.
•GAAP earnings per share (EPS) increased 22% to $3.36 in the fourth quarter driven by increased revenues and lower weighted average shares outstanding. For the full year, GAAP EPS decreased 16% to $10.28 primarily driven by the write-off of $1.5 billion in acquired in-process research & development (acquired IPR&D) associated with our acquisition of Five Prime Therapeutics, partially offset by increased revenues.
◦For the fourth quarter, GAAP operating income increased 15% to $2.3 billion, and GAAP operating margin increased 5.0 percentage points to 36.7%. For the full year, GAAP operating income decreased 16% to $7.6 billion and GAAP operating margin decreased 6.3 percentage points to 31.4%, primarily driven by the acquisition of Five Prime Therapeutics.
•Non-GAAP EPS increased 26% in the fourth quarter to $4.36, and increased 6% to $17.10 for the full year, driven by increased revenues, decreased other expense and the impact of fewer weighted average shares outstanding. Full year non-GAAP EPS was partially offset by higher operating expenses.
◦For the fourth quarter, non-GAAP operating income increased 10% to $3.0 billion, and non-GAAP operating margin increased 4.7 percentage points to 47.8%. For the full year, non-GAAP operating income increased 1.0% to $12.4 billion and non-GAAP operating margin increased 0.2 percentage points to 51.1%.
•The Company generated $8.4 billion of free cash flow for the full year versus $9.9 billion in 2020. The decrease in 2021 was primarily driven by the monetization of interest rate swaps that occurred in 2020 and the timing of payments for sales incentives and discounts, as well as increased capital expenditures in 2021.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

"We realized strong volume growth for many of our key products during last year," said Robert A. Bradway, chairman and chief executive officer. "These products, combined with our many pipeline opportunities, position us well for long-term growth.”

$Millions, except EPS, dividends paid per share and percentages	Q4 ’21	Q4 ’20	YOY Δ	FY ’21	FY ’20	YOY Δ
Total Revenues	$6,846	$6,634	3%	$25,979	$25,424	2%
GAAP Operating Income	$2,304	$2,008	15%	$7,639	$9,139	(16%)
GAAP Net Income	$1,899	$1,615	18%	$5,893	$7,264	(19%)
GAAP EPS	$3.36	$2.76	22%	$10.28	$12.31	(16%)
Non-GAAP Operating Income	$2,997	$2,728	10%	$12,424	$12,334	1%
Non-GAAP Net Income	$2,461	$2,022	22%	$9,797	$9,479	3%
Non-GAAP EPS	$4.36	$3.46	26%	$17.10	$16.07	6%
Dividends Paid Per Share	$1.76	$1.60	10%	$7.04	$6.40	10%

References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations. For comparability of results to the prior year, non-GAAP net income and non-GAAP EPS amounts for 2020 have been revised to reflect the update to our non-GAAP policy that excludes gains and losses on certain equity investments. Refer to Non-GAAP Financial Measures below for further discussion.

Product Sales Performance
Total product sales decreased 1% for the fourth quarter of 2021 versus the fourth quarter of 2020. Unit volumes grew 7% but were more than offset by lower net selling price and lower inventory levels. Product sales for the full year were flat versus 2020 with 7% growth in unit volumes offset by a 7% decline in net selling price. Full-year product sales in the U.S. declined 4%, with unit volumes increasing by 3% and net selling price declining by 6%. Full-year product sales outside the U.S. grew 12%, including 36% sales growth in the Asia-Pacific region.
During 2021 there has been a gradual recovery from the COVID-19 pandemic, with patient visits and diagnosis rates approaching pre-pandemic levels by early in the fourth quarter. Late in the year, the Omicron variant began to impact the healthcare sector. As a result, we have seen some shift back to virtual engagement by our field staff, delayed healthcare procedures, and variability in demand patterns.

General Medicine
•Prolia sales increased 17% year-over-year for the fourth quarter and 18% for the full year. Prolia unit volumes grew 17% for the quarter and 15% for the full year driven by a year-over-year increase in both new and repeat patients. As of the fourth quarter of 2021, osteoporosis diagnosis levels are largely back to pre-COVID levels; however, there has been some volatility with the recent Omicron surge which could impact sales in 2022.
•EVENITY sales increased 59% year-over-year for the fourth quarter and 51% for the full year. EVENITY unit volumes grew 57% for the quarter and 46% for the full year.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•Repatha sales increased 8% year-over-year for the fourth quarter and 26% for the full year. Volume growth of 35% for the quarter and 40% for the full year was partially offset by lower net selling price, most significantly as a result of the increase in Medicare Part D patients receiving Repatha who entered the coverage gap, also known as the “doughnut hole.” For 2021, Repatha remained the global proprotein convertase subtilisin/kexin type 9 (PCSK9) segment leader, with more than 1 million patients treated since launch.
•Aimovig® (erenumab-aooe) sales decreased 13% year-over-year for the fourth quarter and 16% for the full year. Volume growth of 9% for the quarter and 12% for the full year was more than offset by lower net selling price. We recently published data from the HER-MES study, in which Aimovig showed superior tolerability and efficacy against topiramate and provided a significant reduction in monthly migraine days.

Inflammation
•Otezla® (apremilast) sales increased 2% year-over-year for both the fourth quarter and full year, with 8% volume growth over both periods being partially offset by lower net selling price and lower inventory levels. In the U.S., Otezla continued to maintain first-line share leadership in psoriasis for the fourth quarter of 2021. During the fourth quarter, the U.S. Food and Drug Administration (FDA) approved Otezla for the treatment of adult patients with plaque psoriasis across all severities. This expanded indication will extend Otezla’s reach to an additional 1.5 million patients with mild-to-moderate psoriasis that can benefit from a systemic oral therapy.
•Enbrel® (etanercept) sales decreased 13% year-over-year for the fourth quarter and 11% for the full year, driven by declines in net selling price, unit volume and inventory levels. Year-over-year volume declined 1% in the fourth quarter, representing the third consecutive quarter of slowing volume declines. On a full year basis, Enbrel benefited from $254 million of favorable adjustments to estimated sales deductions. For 2022, we expect Enbrel's net selling price to decline.
We expect Otezla and Enbrel to follow the historical pattern of lower sales in the first quarter relative to subsequent quarters due to the impact of benefit plan changes, insurance reverification and increased co-pay expenses as U.S. patients work through deductibles.
•AMGEVITA™ (adalimumab) sales increased 12% year-over-year for the fourth quarter, driven by 24% volume growth, and 33% for the full year, driven by 45% volume growth. Volume growth in both periods was partially offset by lower net selling price. In 2021, AMGEVITA continued to be the most prescribed adalimumab biosimilar in Europe.

Hematology-Oncology
•LUMAKRAS®/LUMYKRAS® (sotorasib) generated $45 million of sales for the fourth quarter and $90 million for the full year. In the U.S., LUMAKRAS has been prescribed to approximately 2,000 patients by over 1,000 physicians in both academic and community settings. The large majority of the top clinical laboratories in the U.S. are now routinely reflecting KRAS G12C as an actionable mutation, and approximately 75% of patients with NSCLC are now being tested by their oncologists at diagnosis for the KRAS G12C mutation. LUMAKRAS has strong payer coverage in the U.S., with 90% of patients having formulary access. Outside the U.S., LUMYKRAS is currently approved in 35 countries and we are leveraging early access programs where available to enable patients in need to receive treatment without delay.
•KYPROLIS® (carfilzomib) sales increased 4% year-over-year for the fourth quarter and full year, driven by 3% and 4% volume growth, respectively.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•XGEVA® (denosumab) sales increased 9% year-over-year for the fourth quarter and 6% for the full year, driven by 9% volume growth in both periods, partially offset by lower net selling price. In addition, XGEVA benefited from favorable changes to estimated sales deductions in the fourth quarter.
•Vectibix® (panitumumab) sales increased 10% year-over-year for the fourth quarter, driven by volume growth, and 8% for the full year, driven by volume growth. Vectibix remains the anti-EGFR antibody of choice in all lines of colorectal cancer therapy. In the fourth quarter, volume growth benefited from shipments to Takeda, our partner in Japan.
•Nplate® (romiplostim) sales increased 24% year-over-year for the fourth quarter, primarily driven by 17% volume growth, and 21% for the full year, primarily driven by 15% volume growth.
•BLINCYTO® (blinatumomab) sales increased 28% year-over-year for the fourth quarter, driven by volume growth, and 25% for the full year, driven by volume growth.
•MVASI sales increased 9% year-over-year for the fourth quarter, driven by 36% volume growth, and 46% for the full year, driven by 78% volume growth. Volume growth in both periods was partially offset by lower net selling price. In the U.S., MVASI continues to hold leading volume share with 49% of the bevacizumab segment in the quarter. Going forward, we expect that continued worldwide volume growth will be more than offset by declines in net selling price driven by increased competition and Average Selling Price (ASP) erosion.
•KANJINTI® (trastuzumab-anns) sales decreased 12% year-over-year for the fourth quarter, driven by declines in net selling price and volume, partially offset by favorable changes to estimated sales deductions. Sales increased 1% for the full year, driven by 36% volume growth, largely offset by lower net selling price. In the U.S., KANJINTI continues to hold leading volume share with 41% of the trastuzumab segment for the fourth quarter. Going forward, we expect volume declines and continued net selling price deterioration driven by increased competition and ASP erosion.
Established Products
•Total sales of our established products, which include Neulasta® (pegfilgrastim), NEUPOGEN® (filgrastim), EPOGEN® (epoetin alfa), Aranesp® (darbepotein alfa), Parsabiv® (etelcalcetide), and Sensipar®/Mimpara™ (cinacalcet), decreased 27% year-over-year for the fourth quarter and decreased 25% for the full year, primarily driven by volume declines and lower net selling price. In the fourth quarter, the published Average Selling Price for Neulasta in the U.S. declined 38% year-over-year and 10% quarter-over-quarter. Going forward, we expect additional net price and volume erosion across this portfolio of products.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4 ’21			Q4 ’20	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$581	$292	$873	$749	17%
EVENITY®	101	42	143	90	59%
Repatha®	136	137	273	253	8%
Aimovig®	88	2	90	104	(13%)
Otezla®	520	110	630	617	2%
Enbrel®	1,082	26	1,108	1,272	(13%)
AMGEVITA™	—	115	115	103	12%
LUMAKRAS®/LUMYKRAS®	40	5	45	—	*
KYPROLIS®	189	95	284	272	4%
XGEVA®	373	172	545	502	9%
Vectibix®	92	151	243	221	10%
Nplate®	162	120	282	227	24%
BLINCYTO®	77	55	132	103	28%
MVASI®	209	95	304	280	9%
KANJINTI®	125	14	139	158	(12%)
Neulasta®	299	52	351	536	(35%)
NEUPOGEN®	15	16	31	46	(33%)
EPOGEN®	128	—	128	133	(4%)
Aranesp®	128	234	362	375	(3%)
Parsabiv®	43	26	69	172	(60%)
Sensipar®/Mimpara™	2	16	18	45	(60%)
Other products**	61	45	106	76	39%
Total product sales	$4,451	$1,820	$6,271	$6,334	(1%)

* Change in excess of 100%
** Other products includes Corlanor®, GENSENTA, IMLYGIC®, AVSOLA®, Bergamo, and RIABNI™

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

$Millions, except percentages	FY ’21			FY ’20	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$2,150	$1,098	$3,248	$2,763	18%
EVENITY®	331	199	530	350	51%
Repatha®	557	560	1,117	887	26%
Aimovig®	313	4	317	378	(16%)
Otezla®	1,804	445	2,249	2,195	2%
Enbrel®	4,352	113	4,465	4,996	(11%)
AMGEVITA™	—	439	439	331	33%
LUMAKRAS®/LUMYKRAS®	82	8	90	—	*
KYPROLIS®	736	372	1,108	1,065	4%
XGEVA®	1,434	584	2,018	1,899	6%
Vectibix®	347	526	873	811	8%
Nplate®	566	461	1,027	850	21%
BLINCYTO®	278	194	472	379	25%
MVASI®	826	340	1,166	798	46%
KANJINTI®	479	93	572	567	1%
Neulasta®	1,514	220	1,734	2,293	(24%)
NEUPOGEN®	101	67	168	225	(25%)
EPOGEN®	521	—	521	598	(13%)
Aranesp®	537	943	1,480	1,568	(6%)
Parsabiv®	150	130	280	716	(61%)
Sensipar®/Mimpara™	6	78	84	288	(71%)
Other products**	202	137	339	283	20%
Total product sales	$17,286	$7,011	$24,297	$24,240	—%

* Change in excess of 100%
** Other products includes Corlanor®, GENSENTA, IMLYGIC®, AVSOLA®, Bergamo, and RIABNI™

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:
•Total Operating Expenses decreased 2% year-over-year for the fourth quarter. For the full year, Total Operating Expenses increased 13% primarily driven by the acquisition of Five Prime Therapeutics. Cost of Sales margin increased 2.2 percentage points in the fourth quarter primarily driven by product mix, including COVID-19 antibody shipments to Lilly and profit share. The impact of these product mix changes was partially offset by lower manufacturing cost. For the full year, Cost of Sales margin increased 1.2 percentage points, primarily driven by product mix, including COVID-19 antibody shipments to Lilly, profit share and royalties, partially offset by lower amortization expense from acquisition-related assets and lower manufacturing cost. Research & Development (R&D) expenses increased 10% in the fourth quarter primarily due to higher research and early pipeline spend related to recent business development activities for Generate Biomedicines and Arrakis Therapeutics. For the full year, R&D expenses increased 15% driven by a licensing-related expense from our collaboration with Kyowa Kirin Co. and higher spend in research and early pipeline, including other business development activities. Acquired IPR&D expenses in 2021 were driven by the Five Prime Therapeutics acquisition. Selling, General & Administrative (SG&A) expenses decreased 20% in the fourth quarter driven by lower spend for marketed products. For the full year, SG&A expenses decreased 6% driven by lower spend for marketed products and lower general and administrative expenses.
•Operating Margin as a percentage of product sales increased 5.0 percentage points in the fourth quarter to 36.7%, and decreased 6.3 percentage points for the full year to 31.4%.
•Tax Rate decreased 3.1 percentage points in the fourth quarter and increased 1.4 percentage points for the full year. The fourth quarter tax rate decrease is primarily driven by current year favorable items and change in earnings mix partially offset by the non-deductible IPR&D expense arising from the acquisition of Five Prime Therapeutics. The full year tax rate increase is primarily driven by the non-deductible IPR&D expense arising from the acquisition of Five Prime Therapeutics partially offset by earnings mix and adjustments to prior year tax liabilities.

On a non-GAAP basis:
•Total Operating Expenses decreased 1% in the fourth quarter and increased 4% for the full year. Cost of Sales margin increased 2.4 percentage points in the fourth quarter primarily due to product mix, including COVID-19 antibody shipments to Lilly and profit share, partially offset by lower manufacturing cost. For the full year, Cost of Sales margin increased 2.5 percentage points primarily due to product mix, including COVID-19 antibody shipments to Lilly, profit share and royalties, partially offset by lower manufacturing cost. R&D expenses increased 11% in the fourth quarter primarily due to higher research and early pipeline spend related to recent business development activities for Generate Biomedicines and Arrakis Therapeutics. For the full year, R&D expenses increased 5% driven by higher spend in research and early pipeline, including business development activities. SG&A expenses decreased 19% in the fourth quarter driven by lower spend for marketed products. For the full year, SG&A expenses decreased 7% driven by lower spend for marketed products and lower general and administrative expenses.
•Operating Margin as a percentage of product sales increased 4.7 percentage points in the fourth quarter to 47.8%, and increased 0.2 percentage points to 51.1% for the full year.
•Tax Rate decreased 3.0 percentage points in the fourth quarter and decreased 0.7 percentage points for the full year. The fourth quarter tax rate decrease was primarily driven by net favorable items partially offset by a change in earnings mix. The full year tax rate decrease is primarily driven by net favorable items.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	Q4 ’21	Q4 ’20	YOY Δ	Q4 ’21	Q4 ’20	YOY Δ
Cost of Sales	$1,718	$1,597	8%	$1,096	$959	14%
% of product sales	27.4%	25.2%	2.2 pts.	17.5%	15.1%	2.4 pts.
Research & Development	$1,348	$1,229	10%	$1,319	$1,185	11%
% of product sales	21.5%	19.4%	2.1 pts.	21.0%	18.7%	2.3 pts.
Selling, General & Administrative	$1,425	$1,773	(20%)	$1,434	$1,762	(19%)
% of product sales	22.7%	28.0%	(5.3) pts.	22.9%	27.8%	(4.9) pts.
Other	$51	$27	89%	$—	$—	NM
Total Operating Expenses	$4,542	$4,626	(2%)	$3,849	$3,906	(1%)

Operating Margin
operating income as % of product sales	36.7%	31.7%	5.0 pts.	47.8%	43.1%	4.7 pts.

Tax Rate	10.9%	14.0%	(3.1) pts.	11.6%	14.6%	(3.0) pts.

pts: percentage points
NM: not meaningful

$Millions, except percentages	GAAP			Non-GAAP
	FY ’21	FY ’20	YOY Δ	FY ’21	FY ’20	YOY Δ
Cost of Sales	$6,454	$6,159	5%	$3,994	$3,362	19%
% of product sales	26.6%	25.4%	1.2 pts.	16.4%	13.9%	2.5 pts.
Research & Development	$4,819	$4,207	15%	$4,296	$4,085	5%
% of product sales	19.8%	17.4%	2.4 pts.	17.7%	16.9%	0.8 pts.
Acquired IPR&D	$1,505	$—	NM	$—	$—	NM
% of product sales	6.2%	—%	NM	—%	—%	NM
Selling, General & Administrative	$5,368	$5,730	(6%)	$5,265	$5,643	(7%)
% of product sales	22.1%	23.6%	(1.5) pts.	21.7%	23.3%	(1.6) pts.
Other	$194	$189	3%	$—	$—	NM
Total Operating Expenses	$18,340	$16,285	13%	$13,555	$13,090	4%

Operating Margin
operating income as % of product sales	31.4%	37.7%	(6.3) pts.	51.1%	50.9%	0.2 pts.

Tax Rate	12.1%	10.7%	1.4 pts.	12.8%	13.5%	(0.7) pts.

pts: percentage points
NM: not meaningful

Cash Flow and Balance Sheet
•The Company generated $2.5 billion of free cash flow in the fourth quarter of 2021 versus $2.0 billion in the fourth quarter of 2020, driven by the timing of tax payments in the fourth quarter of 2020 and higher net income, partially offset by increased capital expenditures. The Company generated $8.4 billion of free cash flow for the full year 2021 versus $9.9 billion in 2020.
•The Company’s fourth quarter 2021 dividend of $1.76 per share was declared on October 21, 2021, and was paid on December 8, 2021, to all stockholders of record as of November 16, 2021, representing a 10% increase from 2020.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•During the fourth quarter, the Company repurchased 6.9 million shares of common stock at a total cost of $1.5 billion. For the full year, the Company repurchased 21.7 million of common stock at a total cost of $5.0 billion.
•Cash and investments totaled $8.0 billion and debt outstanding totaled $33.3 billion as of December 31, 2021.

$Billions, except shares	Q4 ’21	Q4 ’20	YOY Δ	FY '21	FY '20	YOY Δ
Operating Cash Flow	$2.8	$2.2	$0.7	$9.3	$10.5	$(1.2)
Capital Expenditures	$0.3	$0.2	$0.1	$0.9	$0.6	$0.3
Free Cash Flow	$2.5	$2.0	$0.5	$8.4	$9.9	$(1.5)
Dividends Paid	$1.0	$0.9	$0.1	$4.0	$3.8	$0.3
Share Repurchases	$1.5	$1.2	$0.2	$5.0	$3.5	$1.5
Average Diluted Shares (millions)	565	585	(20)	573	590	(17)

Note: Numbers may not add due to rounding

$Billions	12/31/21	12/31/20	YOY Δ
Cash and Investments	$8.0	$10.6	$(2.6)
Debt Outstanding	$33.3	$33.0	$0.3

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected transactions, product and pipeline programs:

Recent business development transactions further strengthen Amgen’s Research capabilities

•In January 2022, Amgen and Generate Biomedicines announced a research collaboration agreement to discover and create protein therapeutics for five clinical targets across several therapeutic areas and multiple modalities. Combining Amgen’s biologics drug discovery expertise with the power of Generate Biomedicines Artificial Intelligence (AI) platform provides the opportunity to further facilitate multispecific drug design by shaving time off discovery timelines and generating potential lead molecules that have predictable manufacturability and clinical behavior.
•In January 2022, Amgen and Arrakis Therapeutics announced a research collaboration focused on the discovery and development of RNA degrader therapeutics against a range of difficult-to-drug targets in multiple therapeutic areas. This new class of "targeted RNA degraders" consists of small molecule drugs that selectively destroy RNAs encoding disease-causing proteins by inducing their proximity to nucleases. This collaboration further enhances Amgen’s induced proximity platform by significantly broadening the possibilities of addressing difficult protein targets considered undruggable because they may not have binding sites needed for conventional medicines.
•In February 2022, Amgen and Plexium announced a research collaboration and license agreement to identify novel targeted protein degradation therapeutics toward historically challenging drug targets. The multi-year collaboration supports the discovery of novel molecular glue therapeutics leveraging insights from Amgen's expertise in developing multispecific molecules. This collaboration further strengthens the Company's multispecific drug development capabilities providing the potential to tackle some of the most challenging protein targets.

LUMAKRAS/LUMYKRAS
•In January 2022, the European Commission granted conditional marketing authorization for LUMYKRAS, for the treatment of adults with advanced non-small cell lung cancer (NSCLC) with KRAS G12C mutation and who have progressed after at least one prior line of systemic therapy.
•In January 2022, the Japan Ministry of Health, Labour and Welfare approved LUMAKRAS for the treatment of KRAS G12C-mutated positive, unresectable, advanced and/or recurrent NSCLC that has progressed after systemic anticancer therapy.
•In December 2021, conditional marketing authorization was granted in Switzerland for LUMYKRAS. Regulatory reviews continue in other jurisdictions.
•A Phase 3 study of LUMAKRAS in combination with Vectibix in third-line colorectal cancer was initiated in Q4 2021.
•Initial data from cohorts exploring LUMAKRAS in combination with the anti-programmed cell death 1 (PD-1) antibody pembrolizumab are expected to be presented in H1 2022.
•Initial data from cohorts exploring LUMAKRAS in combination with the Src homology-2 domain-containing protein tyrosine phosphatase-2 (SHP2) inhibitor RMC-4630 from Revolution Medicines are expected to be presented in H2 2022.
•Top-line results from the event-driven, confirmatory Phase 3 study comparing LUMAKRAS to docetaxel in patients with KRAS G12C-mutated advanced NSCLC are expected in H2 2022.
•A Phase 2 study in first-line patients with KRAS G12C-mutated NSCLC whose tumors express serine/threonine kinase 11 (STK11) mutations and/or less than 1% programmed death-ligand 1 continues to enroll.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•Top-line results from the Phase 2 monotherapy study in patients with KRAS G12C-mutated solid tumors other than NSCLC and CRC are expected in H1 2022.
•Amgen and BridgeBio Pharma entered into a non-exclusive clinical collaboration and supply agreement, covering a Phase 1/2 study sponsored by BridgeBio, evaluating the combination of LUMAKRAS with BBP-398 (BridgeBio’s SHP2 inhibitor) in advanced solid tumors expressing the KRAS G12C mutation, with Amgen providing global supply of LUMAKRAS.
•A presentation titled: “First data for sotorasib in patients with pancreatic cancer with KRAS p.G12C mutation: A phase I/II study evaluating efficacy and safety” is scheduled for the American Society of Clinical Oncology monthly plenary series on February 15th, 2022.

KYPROLIS
•In December 2021, the FDA approved the expansion of the KYPROLIS U.S. prescribing information to include its use in combination with DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) and dexamethasone for patients with multiple myeloma at first or subsequent relapse.

Bemarituzumab
•A Phase 3 study (FORTITUDE-101) of bemarituzumab, a fibroblast growth factor receptor 2b (FGFR2b) antibody, or placebo plus chemotherapy in gastric cancers with FGFR2b overexpression is open for enrollment.
•A Phase 1b/3 study (FORTITUDE-102) of bemarituzumab plus chemotherapy and nivolumab versus chemotherapy and nivolumab in gastric cancers with FGFR2b overexpression is open for enrollment.
•A Phase 1b study (FORTITUDE-201) of bemarituzumab for the treatment of squamous NSCLC is expected to initiate in Q1 2022.
•Planning is underway for signal-seeking studies in other solid tumors.

Tarlatamab (AMG 757)
•A potentially pivotal Phase 2 study for tarlatamab, an HLE BiTE molecule targeting delta-like ligand 3 (DLL3), was initiated in patients with relapsed/refractory small cell lung cancer (SCLC) after two or more prior lines of treatment.
•A Phase 1b study of tarlatamab continues to enroll patients with neuroendocrine prostate cancer.
•A Phase 1b study of tarlatamab in combination with AMG 404 continues to enroll patients with SCLC.

Acapatamab (AMG 160)
•Data continue to mature in a dose-expansion cohort of acapatamab, a half-life extended (HLE) BiTE® molecule targeting prostate-specific membrane antigen (PSMA) for the treatment of patients with metastatic castrate-resistant prostate cancer (mCRPC). Enrollment of acapatamab is ongoing in cohorts to explore outpatient administration. Decision-enabling data are expected in H1 2022.
•A master protocol evaluating combinations with acapatamab continues to enroll patients with earlier-line mCRPC.

AMG 340 (formerly TNB-585)
•A Phase 1 dose-escalation study of AMG 340, a bispecific T-cell engager targeting PSMA, is enrolling patients with mCRPC; decision enabling data are expected in mid-2022.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

AMG 509
•A Phase 1 study of AMG 509, a six-transmembrane epithelial antigen of prostate 1 (STEAP1) targeting bi-specific molecule evaluating safety, tolerability, pharmacokinetics, and efficacy in subjects with mCRPC, continues to enroll patients.

Pavurutamab (AMG 701)
•A Phase 1b study of pavurutamab an HLE BiTE molecule targeting B-cell maturation antigen (BCMA) has started enrollment in patients with relapsed / refractory multiple myeloma.

AMG 193
•A Phase 1/1b/2 study of AMG 193, a novel small molecule methylthioadenosine (MTA) cooperative protein arginine methyltransferase 5 (PRMT5) molecular glue, was initiated as a monotherapy for patients with advanced solid tumors.

TEZSPIRE™ (tezepelumab)
•Following a priority review by the FDA, TEZSPIRE was approved early in December 2021 for the add-on maintenance treatment of adult and pediatric patients aged 12 years and older with severe asthma. Regulatory reviews are underway in the EU, Japan, and other jurisdictions.
•A Phase 3 study continues to enroll patients with chronic rhinosinusitis with nasal polyps.
•Planning is underway for a Phase 3 study in patients with eosinophilic esophagitis.
•A Phase 2b study continues to enroll patients with chronic spontaneous urticaria.
•A Phase 2 study continues to enroll patients with chronic obstructive pulmonary disease.

Otezla
•In December 2021, Otezla was approved by the FDA for the treatment of adult patients with plaque psoriasis who are candidates for phototherapy or systemic therapy. With this expanded indication, Otezla is now the first and only oral treatment approved in adult patients with plaque psoriasis regardless of severity.
•In December 2021, the Company announced positive top-line results from the DISCREET trial, a Phase 3, multicenter, randomized, placebo-controlled, double-blind study to assess the efficacy of Otezla in adults with moderate to severe genital psoriasis and moderate to severe plaque psoriasis. The study met all primary and secondary endpoints at week 16 and will continue through week 32.
•Phase 3 study initiation for the treatment of Japanese patients with palmoplantar pustulosis is expected in H1 2022.

AMG 451 / KHK4083
•The Company is planning to conduct a comprehensive Phase 3 program in atopic dermatitis with AMG 451, a monoclonal antibody that inhibits OX-40 resulting in the partial depletion of activated T-cells and the inhibition of T-cell activation cascade; study initiation is anticipated in mid-2022.

Efavaleukin alfa (AMG 592)1
•A Phase 2b study of efavaleukin alfa, an interleukin-2 (IL-2) mutein Fc fusion protein, continues to enroll patients with SLE.
•In November 2021, data from a Phase 1b study in patients with SLE were presented at the American College of Rheumatology Convergence. The multiple ascending dose Phase 1b study demonstrated robust and prolonged dose-dependent Treg expansion, with minimal changes in other IL-2-responsive cells.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

•A Phase 2 study of efavaleukin alfa in patients with ulcerative colitis continues to enroll.

Rozibafusp alfa (AMG 570)
•A Phase 2b study of rozibafusp alfa, a first-in-class bispecific antibody-peptide conjugate designed to uniquely disrupt T-cell and B-cell activity through a dual blockade of inducible T-cell costimulatory ligand (ICOSL) and B-cell activating factor (BAFF), continues to enroll patients with systemic lupus erythematosus (SLE).

Ordesekimab (AMG 714 / PRV-015)
•A Phase 2b study of AMG 714, a monoclonal antibody that binds interleukin-15, continues to enroll patients with non-responsive celiac disease. Top-line results from this study are expected by the end of 2023.

AMG 104 / AZD8630
•AMG 104 / AZD8630, a human anti-TSLP antibody fragment for inhaled delivery, initiated a Phase 1 study to assess safety, tolerability and pharmacokinetics.
•In November 2021, Amgen and AstraZeneca agreed to include AMG 104 / AZD8630 in the existing collaboration agreement between the parties. AMG 104 / AZD8630 becomes part of the collaboration with the companies sharing both costs and income, with no inventor royalty. AstraZeneca will be the development/regulatory lead, manufacturing lead, and commercial lead. AstraZeneca and Amgen will jointly commercialize AMG 104 / AZD8630 in North America, and AstraZeneca will distribute the product and book sales globally, including for the U.S. For commercialization in the U.S., Amgen will be responsible for commercial negotiations and contracting (including to payer, pharmacy, pharmacy support services), rebate processing and U.S. government price reporting.

Repatha
•In November 2021 the European Commission granted marketing authorization for Repatha for the treatment of pediatric patients aged 10 years and older with heterozygous familial hypercholesterolemia, and the expansion of treatment for pediatric homozygous familial hypercholesterolemia patients aged 10 years and older.
•A Phase 3 cardiovascular outcomes study (VESALIUS-CV) completed enrollment of patients at high cardiovascular risk without prior myocardial infarction or stroke. Top-line data are expected in 2025.

Olpasiran (AMG 890)
•Top-line results from a Phase 2 study of olpasiran, a lipoprotein(a) (Lp(a)) small interfering RNA molecule, in 290 subjects with elevated Lp(a), are expected in H1 2022. Publication of results is expected in H2 2022.

Biosimilars
•A Phase 3 study of ABP 938, an investigational biosimilar to EYLEA® (aflibercept) is on track with data expected in 2022.
•Phase 3 studies of ABP 654, an investigational biosimilar to STELARA® (ustekinumab), and ABP 959, an investigational biosimilar to SOLIRIS® (eculizumab), are on track, with data expected in 2022.
•A Phase 3 study to support an interchangeability designation in the U.S. for ABP 654 is ongoing.
•A Phase 3 study to support an interchangeability designation in the U.S. for AMJEVITA™ (adalimumab-atto) is enrolling patients.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgenpipeline.com
•A listing of additional ongoing clinical programs can be found at Amgenpipeline.com

Amgen Business Review
On Tuesday, Feb. 8, 2022, from 8:00 a.m. to approximately 12:00 p.m. ET, Amgen will host a virtual Business Review to share its growth strategy through 2030 and beyond. Members of Amgen’s senior leadership team will discuss plans to grow the many innovative medicines and biosimilars in the Company’s currently marketed portfolio; to advance numerous potential new medicines through its pipeline; and to capitalize on advances in science and technology to build a set of differentiated discovery research capabilities. Additionally, the Company will provide financial guidance for 2022 and longer-term financial guidance through the end of the decade.

Financial analysts, investors, members of the news media and the general public may access the business review and other webcasts and presentations regarding developments in Amgen's business given at investor and medical conferences via www.amgen.com under the Investors tab. Information regarding presentation times, webcast availability and webcast links are noted on Amgen's Investor Relations Events Calendar. The webcast will be archived and available for replay for at least 90 days after the event.

At the conclusion of the meeting, Amgen will issue a press release reviewing the content of the meeting that provided a comprehensive overview of the Company’s strategy, commercial operations, pipeline, research and development capabilities.

TEZSPIRE and AMG 104 / AZD8630 are being developed in collaboration with AstraZeneca
AMG 451 (also known as KHK4083) is being developed in collaboration with Kyowa Kirin
AMG 714 (also known as PRV-015) is being developed in collaboration with Provention Bio
AMG 509 is being developed in collaboration with Xencor
DARZALEX FASPRO® and STELARA® are registered trademarks of Janssen Pharmaceutica NV
EYLEA® is a registered trademark of Regeneron Pharmaceuticals, Inc.
SOLIRIS® is a registered trademark of Alexion Pharmaceuticals, Inc.
1 A phase 1b study of AMG 592 for chronic graft vs. host disease has stopped enrollment and will be discontinued.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2021 and 2020, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2021 and 2020. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
Beginning January 1, 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to Other income (expense). This exclusion will not apply to our share of the earnings and losses of our strategic investments in corporations accounted for under the equity method of accounting, such as our investment in BeiGene. The Company will be excluding gains and losses from equity investments for the purpose of calculating the non-GAAP financial measures presented because the Company believes the results of such gains and losses are not representative of our normal business operations. We are making this change beginning in 2021 because, as we have increased our investments in these companies, we recognized that the resulting variability can impede comparability between periods of our financial performance for our ongoing business operations. For comparability of results to the prior year, non-GAAP net income and non-GAAP EPS amounts for 2020 have been revised to reflect the update to our non-GAAP policy that excludes gains and losses on certain equity investments.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements

This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeiGene, Ltd., Kyowa-Kirin Co., Ltd., Generate Biomedicines, Inc., Arrakis Therapeutics, Inc., Plexium, Inc., or any collaboration to manufacture therapeutic antibodies against COVID-19), the performance of Otezla® (apremilast) (including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion), the Five Prime Therapeutics, Inc. acquisition, or the Teneobio, Inc. acquisition, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, such as COVID-19, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Megan Fox, 805-447-1423 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Revenues:
Product sales	$6,271	$6,334	$24,297	$24,240
Other revenues	575	300	1,682	1,184
Total revenues	6,846	6,634	25,979	25,424

Operating expenses:
Cost of sales	1,718	1,597	6,454	6,159
Research and development	1,348	1,229	4,819	4,207
Acquired in-process research and development	—	—	1,505	—
Selling, general and administrative	1,425	1,773	5,368	5,730
Other	51	27	194	189
Total operating expenses	4,542	4,626	18,340	16,285

Operating income	2,304	2,008	7,639	9,139

Other income (expense):
Interest expense, net	(335)	(318)	(1,197)	(1,262)
Other income, net	162	187	259	256

Income before income taxes	2,131	1,877	6,701	8,133

Provision for income taxes	232	262	808	869

Net income	$1,899	$1,615	$5,893	$7,264

Earnings per share:
Basic	$3.38	$2.78	$10.34	$12.40
Diluted	$3.36	$2.76	$10.28	$12.31

Weighted-average shares used in calculation of earnings per share:
Basic	562	581	570	586
Diluted	565	585	573	590

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,037	$10,647
Trade receivables, net	4,895	4,525
Inventories	4,086	3,893
Other current assets	2,367	2,079
Total current assets	19,385	21,144

Property, plant and equipment, net	5,184	4,889
Intangible assets, net	15,182	16,587
Goodwill	14,890	14,689
Other noncurrent assets	6,524	5,639
Total assets	$61,165	$62,948

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$12,097	$11,562
Current portion of long-term debt	87	91
Total current liabilities	12,184	11,653

Long-term debt	33,222	32,895
Long-term tax liabilities	6,594	6,968
Other noncurrent liabilities	2,465	2,023
Total stockholders’ equity	6,700	9,409
Total liabilities and stockholders’ equity	$61,165	$62,948

Shares outstanding	558	578

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020*	2021	2020*
GAAP cost of sales	$1,718	$1,597	$6,454	$6,159
Adjustments to cost of sales:
Acquisition-related expenses (a)	(616)	(638)	(2,443)	(2,797)
Other	(6)	—	(17)	—
Total adjustments to cost of sales	(622)	(638)	(2,460)	(2,797)
Non-GAAP cost of sales	$1,096	$959	$3,994	$3,362

GAAP cost of sales as a percentage of product sales	27.4%	25.2%	26.6%	25.4%
Acquisition-related expenses (a)	(9.8)	(10.1)	(10.1)	(11.5)
Other	(0.1)	0.0	(0.1)	0.0
Non-GAAP cost of sales as a percentage of product sales	17.5%	15.1%	16.4%	13.9%

GAAP research and development expenses	$1,348	$1,229	$4,819	$4,207
Adjustments to research and development expenses:
Licensing- and acquisition-related expenses (b)	(29)	(43)	(523)	(120)
Certain net charges pursuant to our cost savings initiatives	—	(1)	—	(2)
Total adjustments to research and development expenses	(29)	(44)	(523)	(122)
Non-GAAP research and development expenses	$1,319	$1,185	$4,296	$4,085

GAAP research and development expenses as a percentage of product sales	21.5%	19.4%	19.8%	17.4%
Licensing- and acquisition-related expenses (b)	(0.5)	(0.7)	(2.1)	(0.5)
Certain net charges pursuant to our cost savings initiatives	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	21.0%	18.7%	17.7%	16.9%

GAAP acquired IPR&D	$—	$—	$1,505	$—
Adjustments to acquired IPR&D:
Five Prime acquisition IPR&D expense	—	—	(1,505)	—
Non-GAAP acquired IPR&D	$—	$—	$—	$—

GAAP acquired IPR&D expenses as a percentage of product sales	—%	—%	6.2%	—%
Five Prime acquisition IPR&D expense	0.0	0.0	(6.2)	0.0
Non-GAAP acquired IPR&D expenses as a percentage of product sales	—%	—%	—%	—%

GAAP selling, general and administrative expenses	$1,425	$1,773	$5,368	$5,730
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(20)	(11)	(87)	(85)
Other	29	—	(16)	(2)
Total adjustments to selling, general and administrative expenses	9	(11)	(103)	(87)
Non-GAAP selling, general and administrative expenses	$1,434	$1,762	$5,265	$5,643

GAAP selling, general and administrative expenses as a percentage of product sales	22.7%	28.0%	22.1%	23.6%
Acquisition-related expenses (a)	(0.3)	(0.2)	(0.4)	(0.3)
Other	0.5	0.0	0.0	0.0
Non-GAAP selling, general and administrative expenses as a percentage of product sales	22.9%	27.8%	21.7%	23.3%

GAAP operating expenses	$4,542	$4,626	$18,340	$16,285
Adjustments to operating expenses:
Adjustments to cost of sales	(622)	(638)	(2,460)	(2,797)
Adjustments to research and development expenses	(29)	(44)	(523)	(122)
Adjustments to acquired IPR&D	—	—	(1,505)	—
Adjustments to selling, general and administrative expenses	9	(11)	(103)	(87)
Certain charges pursuant to our cost savings initiatives	(1)	1	(130)	5
Certain other expenses (c)	(50)	(28)	(64)	(194)
Total adjustments to operating expenses	(693)	(720)	(4,785)	(3,195)
Non-GAAP operating expenses	$3,849	$3,906	$13,555	$13,090

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020*	2021	2020*
GAAP operating income	$2,304	$2,008	$7,639	$9,139
Adjustments to operating expenses	693	720	4,785	3,195
Non-GAAP operating income	$2,997	$2,728	$12,424	$12,334

GAAP operating income as a percentage of product sales	36.7%	31.7%	31.4%	37.7%
Adjustments to cost of sales	9.9	10.1	10.2	11.5
Adjustments to research and development expenses	0.5	0.7	2.1	0.5
Acquired IPR&D	0.0	0.0	6.2	0.0
Adjustments to selling, general and administrative expenses	(0.2)	0.2	0.4	0.4
Certain charges pursuant to our cost savings initiatives	0.0	0.0	0.5	0.0
Certain other expenses (c)	0.9	0.4	0.3	0.8
Non-GAAP operating income as a percentage of product sales	47.8%	43.1%	51.1%	50.9%

GAAP other income, net	$162	$187	$259	$256
Adjustments to other income (expense), net:
Equity method investment basis difference amortization	45	37	173	109
Net gains from equity investments	(86)	(265)	(421)	(404)
Gain from legal judgment proceeds	—	—	—	(72)
Total adjustments to other income (expense), net	(41)	(228)	(248)	(367)
Non-GAAP other income (expense), net	$121	$(41)	$11	(111)

GAAP income before income taxes	$2,131	$1,877	$6,701	$8,133
Adjustments to income before income taxes:
Adjustments to operating expenses	693	720	4,785	3,195
Adjustments to other income, net	(41)	(228)	(248)	(367)
Total adjustments to income before income taxes	652	492	4,537	2,828
Non-GAAP income before income taxes	$2,783	$2,369	$11,238	$10,961

GAAP provision for income taxes	$232	$262	$808	$869
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	104	81	630	546
Other income tax adjustments (e)	(14)	4	3	67
Total adjustments to provision for income taxes	90	85	633	613
Non-GAAP provision for income taxes	$322	$347	$1,441	$1,482

GAAP tax as a percentage of income before taxes	10.9%	14.0%	12.1%	10.7%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	1.2	0.5	0.7	2.2
Other income tax adjustments (e)	(0.5)	0.1	0.0	0.6
Total adjustments to provision for income taxes	0.7	0.6	0.7	2.8
Non-GAAP tax as a percentage of income before taxes	11.6%	14.6%	12.8%	13.5%

GAAP net income	$1,899	$1,615	$5,893	$7,264
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	548	411	3,907	2,282
Other income tax adjustments (e)	14	(4)	(3)	(67)
Total adjustments to net income	562	407	3,904	2,215
Non-GAAP net income	$2,461	$2,022	$9,797	$9,479

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2021		Three months ended December 31, 2020*
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,899	$2,461	$1,615	$2,022

Weighted-average shares for diluted EPS	565	565	585	585

Diluted EPS	$3.36	$4.36	$2.76	$3.46

	Twelve months ended December 31, 2021		Twelve months ended December 31, 2020*
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$5,893	$9,797	$7,264	$9,479

Weighted-average shares for diluted EPS	573	573	590	590

Diluted EPS	$10.28	$17.10	$12.31	$16.07

*Effective January 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to Other income, net pursuant to an update to our non-GAAP policy. For comparability of results to the prior year, non-GAAP Other income, net, non-GAAP Net income and non-GAAP EPS amounts for 2020 have been revised to reflect the update to our non-GAAP policy.

(a)	The adjustments related primarily to noncash amortization of intangible assets from business acquisitions.

(b)	The adjustments for the three months ended December 31, 2021, related primarily to noncash amortization of intangible assets from business acquisitions. The adjustments for the twelve months ended December 31, 2021, related primarily to licensing-related expense from the upfront payment to Kyowa Kirin Co., Ltd. and noncash amortization of intangible assets from business acquisitions. The adjustments for the three and twelve months ended December 31, 2020, related primarily to noncash amortization of intangible assets from business acquisitions.

(c)	For the three and twelve months ended December 31, 2021 and 2020, the adjustments related primarily to legal matters.

(d)	The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Acquired IPR&D expense from the Five Prime acquisition was not tax deductible. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and twelve months ended December 31, 2021, were 16.0% and 13.9%, compared to 16.5% and 19.3% for the corresponding periods of the prior year.

(e)	The adjustments related to certain acquisition items, prior period and other items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$2,808	$2,153	$9,261	$10,497
Net cash (used in) provided by investing activities	(230)	(1,384)	733	(5,401)
Net cash used in financing activities	(6,558)	(3,590)	(8,271)	(4,867)
(Decrease) increase in cash and cash equivalents	(3,980)	(2,821)	1,723	229
Cash and cash equivalents at beginning of period	11,969	9,087	6,266	6,037
Cash and cash equivalents at end of period	$7,989	$6,266	$7,989	$6,266

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$2,808	$2,153	$9,261	$10,497
Capital expenditures	(287)	(173)	(880)	(608)
Free cash flow	$2,521	$1,980	$8,381	$9,889

Reconciliation of 2020 Non-GAAP Financial Information As Reported to Updated Non-GAAP Policy
2020 Non-GAAP Financial Results - Excluding gains and losses from equity investments
(Unaudited)

Effective January 2021, we began to exclude the gains and losses on our investments in equity securities from our non-GAAP measures that are recorded to Other income, net pursuant to an update to our non-GAAP policy. This policy update excludes our share of the earnings and losses of our strategic investments in corporations accounted for under the equity method of accounting, such as our investment in BeiGene. This updated non-GAAP policy is the basis for our comparisons starting in 2021. The reconciliations below show the effects of the application of the new policy as if it had been adopted at the beginning of 2020.

$Millions, except EPS	Q1 ’20	Q2 ’20	Q3 ’20	Q4 ’20	FY ’20

Net income (as reported)	$2,476	$2,518	$2,572	$2,229	$9,795

Equity securities losses (gains)	39	(44)	(134)	(265)	(404)
Tax impact	(9)	10	29	58	88

Net income (adjusted)	$2,506	$2,484	$2,467	$2,022	$9,479

Diluted shares	594	592	589	585	590

Diluted EPS (as reported)	$4.17	$4.25	$4.37	$3.81	$16.60
Diluted EPS (adjusted)	$4.22	$4.20	$4.19	$3.46	$16.07